THOMSON REUTERS
EDITED TRANSCRIPT
Q4 2018 LCI Industries Earnings Call

EVENT DATE/TIME: FEBRUARY 07, 2019 / 04:00PM GMT

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO, President & Director
Victoria Sivrais Clermont Partners - Investor Relations
CONFERENCE CALL PARTICIPANTS
Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Fred Wightman
Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the LCI Industries Fourth Quarter and Year-end 2018 Earnings Conference Call. (Operator Instructions) As a reminder, today's conference is being recorded.

I would now look to turn the call over to Ms. Victoria Sivrais. Ma'am, you may begin.

Victoria Sivrais Clermont Partners - Investor Relations
Thank you, Victor. Good morning, everyone, and welcome to LCI Industries 2018 fourth quarter and year-end conference call.

I am joined on the call today by members of LCI's management team, including Jason Lippert, CEO and Director; and Brian Hall, CFO.

Management will be discussing the results in just a moment, but first, I would like to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company's control, which would cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the company's earnings release, and in its annual report on Form 10-K and its other filings with the SEC.

The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert LCI Industries - CEO, President & Director
Thank you, and good morning, everyone and welcome to LCI's Full Year and Fourth Quarter 2018 Earnings Call.

We are pleased to report a record annual revenues of approximately $2.5 billion, a 15% increase over last year, and fourth quarter's revenues that reached $537 million, which were down slightly from the prior year.

On a segment level, our OEM sales were down 4% to $486 million in the fourth quarter. I would note that while the industry and wholesale was down around 20% for the recent quarter, our sales were only down modestly due to the successful execution of our diversification strategy.

Our focus on diversifying our business has been very intentional to first mitigate the cyclicality that we see in our RV business, and second, to leverage our expertise in sales and operations for other markets, where we believe our focus on innovation and broad product line ownership will drive market share gains and success like we've experienced in RV.

We remain confident that in the next 4 years, our RV segment can be less than 40% of our total business and our results to date are on track

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
with that goal.

For 2018, RV represented approximately 63% of our total revenues, down significantly from approximately 90% shortly after the last recession.

We expect this growth in our other markets to be organic as well as large gains through our M&A activity, looking to identify and integrate strategic acquisitions that support strong returns to shareholders and non-RV categories in Europe, adjacent markets and the after markets.

We have proven our ability to outperform industries in 2018 and we believe we will continue to do so as we execute our strategy in the coming years.

Turning to the RV OEM Segment. As we have stated before, the originally forecasted growth of 540,000 units for 2018 fell short. Wholesale shipments did not grow for the first time in 9 years, dropping 4% for the year according to December's shipment reports.

We believe this correction, which started in early spring of 2018 is nearing the latter innings. Dealer sentiment has remained stable and better than expected retail traffic has been reported at many of the large retail shows over the last month.

All in all, we are still looking at nearly 484,000 units for 2018, which is still a top 5 all-time year-end finish for the RV industry.

With that in mind, if retail stays healthy as it has been, we expect that by sometime in second quarter, dealer ordering rates will become more normalized.

The long-term outlook for the industry is still very positive with plenty of macro-economic conditions playing in our favor. The most encouraging factor of all is how younger buyers are continuing to spend their disposable income on the RV lifestyle.

By 2025, this younger generation will reach 30 to 45 years of age, which is decidedly in the RV industry's long-term favor.

We believe this generation should continue to come into the RV lifestyle with big numbers, supported by the fact that RV's continue to be designed better every year, with very affordable price points and more creative floor plans and content.

Despite the decrease in wholesale shipments and de-contenting by RV OEMs in 2018, largely to help offset pricing increases caused by tariffs and tariff-related commodity increases, our content per towable RV and motorhome both increased over the prior year.

Content per towable RV increased 6% to $3,450, and motorhome content increased $2,491, up 12% from the prior year.

LCI continues to increase product content at a time when many of our OEM customers are taking content out of their units, which speaks to the volume and value of the functionality of LCI components bring to the market.

We credit this increase in content per vehicle to the hard working, innovative teams at LCI, our focus on being value-added engineering products company for all markets we serve continues paying off.

In 2018, much of our content came in the way of new entry steps, newly designed awning products as well as numerous improvements to our core products like furniture, axles, chassis, doors and windows.

Other drivers, through the last 12 months, have been through our partnership with Furrion, who unveiled new appliances including refrigerators, air conditioners and camera systems.

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Many of these products also have large aftermarket potential as well, and are just starting to see penetration into the markets this year.

While consumer RV trends are very positive, we feel that there are significant opportunities outside the RV industry that will contribute greatly to the long-term health of LCI. We focused on diversification very heavily over the last 7 years in what we call adjacent markets.

Our 4-year plan is to have the RV OEM Segment of our business to be close to 40% of our total revenues by 2022. This means these emerging OEM markets for LCI, like Marine, off- and on-highway vehicles, trailers, building products, Europe and our aftermarkets will be the majority of the revenues for LCI. Our sales trend over the last couple of years, which suggests that we're well on our way to this goal.

Within the adjacent market category for LCI, we've seen solid gains with fourth quarter revenues increasing to approximately $146 million, up 45% from the same quarter last year.

As previously stated, growth in these markets will continue to be one of our largest focus points going into 2019.

There are several markets that we feel we can have immediate impact on based on the products that we currently manufacture and how well they fit into these new markets.

Just recently we were awarded a several million dollar contract with a large construction equipment company that probably would not have come our way without some recently acquired businesses as we been successful at pairing newly acquired products with existing customers and likewise, newly acquired customers with existing products.

We will continue to focus our resources on these emerging OEM segments as well as acquisition synergies for LCI.

We've also continued turbo charge our focus on the residential building products markets. We have an array of products that fit into this market, including windows, doors and kitchen and bath products, just to name a few.

It's easy to forget that we've been manufacturing Vinyl residential windows for over 40 years, but we believe our design, volume and cost-effective products are perfect for these commercial and residential opportunities.

We will continue to make this industry a big focus in 2019. In addition, opportunities in the college and hospitality industries continue to present themselves to LCI. To date, there have been over 50 colleges and universities that have either tested or bought LCI's newly designed queen mattress products.

Our large scale furniture and mattress operation and manufacturing capabilities lend themselves very well to these 2 market segments, with 2,900 colleges and universities that buy tens of thousands of mattresses every year, around the country, this is a great opportunity for LCI. In addition, we are looking at mattresses for campgrounds, state camps, prisons, hospitality, medical, and many other non-RV related industries.

We currently build over 3,500 mattresses per day and can use this scale to easily enter other mattress and furniture market opportunities.

Our aftermarket business continues at strong growth as sales rose to $51 million for the quarter, up from $41 million, a 24% from the same quarter last year.

Year-over-year growth in this area is starting to become very meaningful as operating profits for 2018 rose to $31 million from $24 million or 33% from all of 2017. 2018 sales were up $62 million to $233 million over 2017.

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We believe continuing to build relationships and offering strong technical training programs to dealers and the aftermarket is the key competitive advantage for the long-term. And it is exactly why we've added significant resources to our call center, warehouses, technical training facility and training and call center teams.

As a result, we believe the replacement parts business and aftermarket will continue to grow and add meaningful margin to our bottom line.

Billions of LCI RV content each year means more aftermarket opportunities. Also in Q4, we brought on a seasoned aftermarket leader and executive to head all of LCI aftermarket operations and strategy as we continued to grow this segment.

Our international business is yet another important part of our diversification strategy. In 2018, our Europe business grew $58 million over 2017 to $104 million.

We have a high-level structure now with a CEO for our European operations and strategy and are continuing to elevate our organic growth as well as looking to acquire other suppliers to the caravan, marine and rail markets.

We see this opportunity in Europe much like we did the RV opportunity in the U.S. 15 years ago as a supply base is made of many small fragmented suppliers that can be strategically rolled up to create larger and better suppliers for that market.

The OEM can benefit from having a more sophisticated supply chain and stronger partner with innovative products and talented leadership teams.

Since Thor has just purchased Hymer, there are even more opportunities in Europe for LCI than ever before.

Maintaining and enhancing our focus on innovation is one of our top priorities for 2019, as it will be critical to our success over the long term. We put a lot of emphasis on this throughout all levels of the company, even assigning a senior leadership position, to head up the entire innovation team and process throughout all levels of LCI.

With this commitment to innovation and sheer volume of our core products, we have proven time and time again, we can effectively develop meaningful revenue by delivering new products to market or adding value to our existing core products for all customers and all our markets.

We're also starting to use our innovation team more heavily in marine and adjacent OEM markets. In the marine business, in partnership with a key OEM in the boat industry, we debuted a slide-out system, which expands and widens the deck of a pontoon boat up to 8 additional feet. This boat is making its debut at the retail boat shows that started at the beginning of this calendar year. Never before has a retail customer been able to order a boat with a slide-out.

This could be an entirely new stream of revenue for LCI and will likely lead to additional marine project collaborations, and give LCI a great name in the marine business as an innovator.

Other exciting marine projects on the horizon include: aluminum pontoon rails, flooring for boats and onboard Wi-Fi as well as hydraulic power steering systems.

In the end, our goal is to mirror the strategy we executed on the RV business through focus on new product development, a broad product offering, excellent customer partnerships and willingness to build almost anything our customers ask us to build.

The Trump administration tariffs and the resulting action by domestic suppliers has certainly had an adverse impact on many of our raw

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
material prices in the last 4 quarters. The good news is that steel and aluminum prices seem to be leveling off and even falling in places over the last couple of months.

As a result, we believe some of these commodity headwinds should start to turn into tailwinds in Q2 and should put us in a much less constrained position with respect to raw material pressure on margins.

That said, our margins did suffer last year for a couple of key reasons. First and largely because the pace we were getting the commodity increases outpaced the rate at which we could successfully put increases into place with our customers. We probably could have put increases in faster, but the result would have been damaged customer relationships.

We believe in spending a little bit more time as prices rise, finding ways to mitigate some of the increases so that our customers have time to react and not to take on any more costs than necessary. This has been key to us becoming such a strong player in the RV market over the years and attaining high market shares.

On January 1 this year, we implemented the final phase of our pricing increases related to commodities and tariffs, so we will be in a better position going forward as we have covered more of the tariff-related increases and other commodity increases from 2018.

Going forward, we are poised to realize more normalized margins as long as commodities continue to trend toward normalization. The second large issue in 2018 was the abrupt slowdown in production over the last 8 months of the year in RV.
We entered the year preparing for 540,000 units and customers continuing to add capacity when suddenly and without notice the industry hit the brakes in May.

For the prior several months, we were adding capacity ourselves, adding structure and people and spending capital to prepare for a huge growth here. Spending the last months of the year, changing plans and ramping down swiftly came at a cost of the business.

The respect of the -- with respect to the reduction in RV wholesale volume, we've taken swift action around several cost corrective measures within the company to prepare for lower volumes.

We've scaled back our capital expenditure budget in 2019 by almost $60 million compared to 2018 in order to boost ROI and improve cash flows.

In addition, run rate savings around lean, continuous improvement and automation initiatives will likely be above $7 million for 2019.

We continue to invest in our team member retention and engagement programs, which will have a positive impact on quality, safety and efficiency. In 2018, we've had over 1,500 additional team members complete lean training as part of our efforts to build a culture of continuous improvement and finding more projects that will have positive impact on cost.

Our goal is to create a positive working environment where people don't want to leave, and we are proud to say that our attrition rate has fallen below 30% from 80% just a few years ago.

This is well below the industry average, and it was possible through -- being extremely intentional about our culture improvement and leadership development.

We couldn't be prouder of our teams for how quickly they've adjusted to the industry wholesale change this past year.

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In closing, I just want to thank all of our teams at LCI for a great year. As stated before, even though we've faced many challenges this past year, there's a lot to be excited about, new innovations, new customers, new markets and a continued focus on acquisition and innovation and diversification should make for a great 2019 for LCI.

I will now turn to Brian Hall, our CFO, to discuss Q4 and the full year financial results.

Brian Michael Hall LCI Industries - CFO
Thanks, Jason. Good morning, everyone.

Over the next few minutes, I'll provide additional color regarding the financial results as well as point out some highlights of our cash flows and financial position.

Our consolidated net sales for the fourth quarter decreased 2% to $537 million compared to the prior year. The decline in year-over-year net sales reflected a 17% decrease in RV wholesale shipments as dealers normalized their inventory levels, largely offset by continued growth in the company's adjacent OEM industries, aftermarket and international markets.

Q4 2018 sales to other OEMs outside of RV grew 45% to $146 million compared to the prior year, while our fourth quarter aftermarket segment sales increased 24% to $51 million compared to the prior year.

Q4 2018 sales to RV OEMs declined 16% compared to the prior year due to the previously mentioned decline in wholesale shipments, partially offset by strong organic growth in North America and abroad.

Acquired revenues were approximately $59 million, primarily impacting adjacent OEM and aftermarket sales.

As expected, our fourth quarter operating margins were negatively impacted by the effective fixed cost absorption on the lower RV sales volumes.

Our teams continue to be focused on cost reductions to combat the decline in RV sales and have shown favorable reductions. However, the severity and speed of the correction make it difficult to quickly right-size the business.

We are excited to see material margins finally equalize year-over-year, and in fact materials and direct labor both showing slight margin improvement during the fourth quarter.

That said, we would expect some relief from our actions to begin to materialize as we head into 2019, which, along with the seasonal increase in RV volumes is expected to contribute to sequential margin improvement for the first quarter.

Q4 2018 diluted earnings per share adjusted to reflect one-time noncash charges in both periods relating to the tax accounting for the Tax Cut and Jobs Act totaled $0.82 per share compared to $1.20 per share in Q4 2017.

The reduction being a result of the decline in operating margins, a $0.09 decrease in excess tax benefits on stock-based compensation, partially offset by the reduction in the effective tax rate due to the Tax Cut and Jobs Act.

Our consolidated net sales for the year increased 15% to $2.5 billion. Full year 2018 sales to other OEMs outside of RV grew 49% to $615 million, while our Aftermarket Segment sales increased 36% to $233 million for the year. International sales increased 125%. Acquired revenues were

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approximately $231 million for the full year of 2018.

Motorized RV content per unit for the 12 months ended December 31, 2018 increased $272 to $2,491 per unit, while towable RV content per unit increased $187 to $3,450 per unit.

Growth in furniture, awnings and Furrion were key contributors to the increase, partially offset by the continued shift towards more entry-level product, which tend to carry less content per unit for LCI.

Sales of Furrion product have increased over 40% year-over-year and now represent approximately $231 per towable unit.

Material cost primarily steel, aluminum and foam, as previously discussed, increased significantly during 2018, negatively impactin operating margins by over 220 basis points.

Noncash depreciation and amortization increased slightly over $12.8 million for 2018 while noncash stock-based compensation expense decreased just under $6 million for the full year.

Full year 2018 diluted earnings per share adjusted to reflect the one-time noncash charges in both periods relating to the tax accounting for the Tax Cut and Jobs Act, increased to $5.86 per share compared to $5.76 per share in 2017.

I would note the excess tax benefit reduced $0.20 per share for the full year due to the depressed market value of the company's stock.

The company's financial position and cash flow remained strong, while using $185 million in cash for business acquisitions, $120 million for capital expenditures and returning $88 million to our shareholders in the form of dividends and share repurchases, we ended the quarter with a net debt position of $279 million at December 31, just over 1x EBITDA.

Capital expenditures in 2018 included normal replacement CapEx along with over $25 million in automation investments and over $50 million in capacity investments.

As previously mentioned, we anticipate our capital expenditures to be significantly reduced in 2019 to less than $65 million. Our cash position, along with the borrowing availability under our credit facility position us well for future investments.
That is the end of our prepared remarks. Victor, we're ready to take questions. Thank you.

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
QUESTIONS AND ANSWERS

Operator
(Operator Instructions) Our first question comes from the line of Greg Badishkanian from Citi.

Fred Wightman
It's actually Fred Wightman on for Greg. I think in the release, you talked about January sales being down 9%, part of that was due to declines in production but also to weather. Could you parse out the impact of those two items. So what's due to sort of lower wholesale volumes and what the weather impact is?

Jason D. Lippert LCI Industries - CEO, President & Director
Yes, I think a couple of key comments there. Fred, as you know, we would've -- I think we ended up 9% down without the weather-related activity that pretty much shut Indiana down for the last week of January. We would've been close to flat, call it down 2%. For -- that speaks to how much our other markets, whether it's adjacents or adjacencies or Europe, aftermarket, all those that picked up the pace there. So -- and most of the OEMs are probably going to be on the down 30% range as they were already off a week, some 2 in the beginning of the month for holiday shutdown and then the full last week. So you're comparing us may be down 9% with an industry that's down probably close to 30%, so...

Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Okay, that's helpful. Then I think in the past you guys had talked about 2019 at an industry level seeing sort of flattish retail. I mean is that still how you guys are thinking about it, I think you'd also talked about, during the prepared remarks, some positive traffic coming out of the early retail shows, but do you think flat is still something the industry could see?

Jason D. Lippert LCI Industries - CEO, President & Director
Yes, in short, I think, flat is probably realistic.

Fred Wightman
Great. And then just for one final one. Heard some positive commentary on the margin front. I think it seems like you were expecting some sequential improvement into 1Q but how should we sort of rationalize that commentary with some of the continued wholesale declines that you talked about? I understand part of that's due to weather but just sort of help us put those two together.

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
Brian Michael Hall LCI Industries - CFO
Yes, Fred, this is Brian. We seasonally will pick up volume in Q1 and then even further into Q2, so we certainly would hope to get continued leverage on our fixed costs along with some of the strategic cost reduction initiatives that we have in place. So that's primarily what you would see along with that, I had mentioned that our materials and labor were a very slight tailwind in the fourth quarter, but that's the first time we've seen that in the long time. So we would certainly anticipate as we work through some of those layers of -- within our inventory that Q1 would start to see a little bit of that, but then even probably more within the second quarter.

Operator
And her next question from the line of Kathryn Thompson from Thompson Research.

Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Just a follow up on gross margins. You typically do have sequential improvement between Q4 to Q1, it's been done really in the previous 5 years. It will be helpful for us to better understand as kind of the magnitude of which you're thinking in terms of that improvement, and really the puts and takes that drive that improvement overall.

Jason D. Lippert LCI Industries - CEO, President & Director
Yes, so volume will be a big piece of that obviously, we had November and December of Q4 at roughly just a couple of weeks of production each month, which is less than what we typically see, both of those months, Kathryn. Looking into Q1, sequential improvement, we're looking in the neighborhood of 200 to 300 bps over our Q4 results, again volume is going to be a big piece of that. We missed a little bit in January because we had that unforeseen week down at the end of the month with weather, but the rest of the quarter looks decent from what we see with orders already, I'll probably say it a couple of times during the call but our largest customer called us this week and put all their plants back up to 5 days in March. So that's part of the light of the end of the tunnel we've been looking at. They wouldn't do it if they didn't feel that their order book and their outlook was good enough because everybody's been in a real conservative inventory tightening mode and production tightening mode. So hopefully, that gives you a little bit of light. Brian, might want to add a couple of things.

Brian Michael Hall LCI Industries - CFO
Yes, I think the one last thing I would add, along with the volume is certainly the January 1 price increase that Jason mentioned in his prepared remarks. So that's kind of the last piece that we've been waiting on to help cover some of these increased input costs and tariffs, et cetera, that we've been absorbing. So that's the other point I would make.

Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
And as your customer, when do they last produce over 5 -- have a 5 -- regular 5-day workweek?

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Jason D. Lippert LCI Industries - CEO, President & Director
It's been spotty, Kathryn, but most of our customers have been at 4 days for several months.

Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
I mean, I would imagine it would have been at least since last May. Is that...

Jason D. Lippert LCI Industries - CEO, President & Director
No, no. it's been -- I mean, May was kind of when everybody started reducing rates, but they didn't start reducing days, which are kind of like the big cuts, the 20% type cuts, and so later in the summer, early fall.

Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Okay. And then on gross margins, you -- just following up on that with the raw material component of it, off 150 bps this quarter versus 100 bps in the prior quarter and now you have pricing actions in January, but you also had several in 2018 and there have been some drops in key raw material cost, including steel. Maybe help us understand kind of the puts and takes on just for the quarter reported of what was the driver, how much is the -- more volume. I mean, I know you said that volume is a big component, but it would seem that some of the pricing actions should at least help you to at least maintain margins as you did in Q3. So instead of down 150, maybe you would've at least been down 100. Does that make sense? I'm really just kind of understanding -- I feel like there should have been a little bit more oomph from the pricing actions in 2018 playing into...

Jason D. Lippert LCI Industries - CEO, President & Director
I'll start, I'll just say that most of our pricing took effect in January 1. We did have a few marginal things happen through the course of the year, but kind of the true-up and making sure that we got everything that we needed with all the activity that was going around with tariffs and tariff-related commodity increases really happened in January.

Brian Michael Hall LCI Industries - CFO
And Kathryn, I'd add to that. I mean, a couple of different points. One, when we were sizing the business for 540,000 units, we took on a lot of inventory. So our inventory, you can look at that and see how it's progressively increased throughout the year, and those are all at significantly increased cost. We've spoke previously and had stated that we never did chase price increases all the way to the top of the input cost market, so we stopped a little bit short to wait for it to come back down and then you got hit with the 10% tariffs during the latter months of the year, of which we really didn't cover any of that here until January 1. So we -- while input costs have come down slightly over the past 3, 4, 5 months, call it, we had to eat through those layers, we were also absorbing tariffs at the same time, which a lot of that's now righted here during the first quarter.

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Jason D. Lippert LCI Industries - CEO, President & Director
And part of the inventory situation is just that we were prepped early in the year for a much larger volume, so the inventory as volumes continued to slow through the Q4, it's taking a lot longer for us to eat up and we'll be continuing to eat through that in Q1. That's why we talked about Q2 kind of seeing a better improvement.

Brian Michael Hall LCI Industries - CFO
And I really -- we've been talking about materials and price increases all year. I mean, these last 2 quarters, we've really started to see that flatten on a year-over-year basis and then show signs of slight improvement. So that leaves you with the real issue during the fourth quarter as the steep decline and volumes and the absorption of the fixed cost on that.

Jason D. Lippert LCI Industries - CEO, President & Director
And historically too, just to throw in as a last comment. When commodities go up, our margins typically are almost always down. We've had -- we've seen that since summer. We're seeing rising commodity prices since really the summer of '17. So -- and then almost conversely likewise if commodities are falling, almost always, our margins are trending back up. So historically, that's just always been the case.

Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
So a little bit of just timing, a little bit of just working though elevated cost of inventory, so -- and the price increase, okay. Just a housekeeping item, just -- how interest expense for the full year?

Brian Michael Hall LCI Industries - CFO
Yes, I mean, the interest expense, wait, go ahead, maybe clarify your question.

Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
For fiscal '19.

Brian Michael Hall LCI Industries - CFO
Yes, I would anticipate our interest to continue at the level it is today, fourth quarter. That seems to be the -- with our leverage and expectations for the year, it seems like the fourth quarter run rate is what to expect.

Operator
And our next question comes from the line of Craig Kennison from Baird.

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Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
I think Kathryn addressed a lot of the commodity related issues in your gross margin, but I'm curious if we isolate that and neutralize that, if you will, how should we think about incremental margin or decremental margin in your businesses? Some people are certainly going to model based on a downturn scenario, and we're just trying to do the math on what incremental margins might look like in that type of scenario.

Brian Michael Hall LCI Industries - CFO
Craig, I mean, I don't think anything's significantly changed in our business. I would expect that in the past, we've talked about anywhere from 15 to, I mean, a wide range based on the products in the markets that we're looking at, but anywhere from 15% to 25%, I think in the
-- if you're modeling any kind of downside, the 25% for sure is -- would be a typical decremental margin, but that's with materials flat, and I think that that's certainly a tailwind that we're expecting to see that should help to minimize that.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Is that at the operating margin level?

Brian Michael Hall LCI Industries - CFO
Yes.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Got it. And for those of us trying to model for 2019, any light you want to shed on the direction of gross margin, SG&A and SG&A as percent of sales and operating margin?

Brian Michael Hall LCI Industries - CFO
Yes, I mean, outlook from the bottom up, I'd say from an SG&A view, if you look at the fourth quarter, year-over-year, it's pretty close to flat on a dollar basis and that's got things in it that are little out of the ordinary like some severance cost, et cetera. So I'm looking at that percentage of sales and anticipating that, that's an expectation for 2019. From a gross margin perspective, we've talked about the appreciation of the margin that we're anticipating certainly in the front half of the year, beyond that it's a little far out to throw out numbers at this point but the 200 to 300 basis point improvement in margin that we think we can get from sequentially from Q4 here in the Q1 and on the Q2, I think that's a good gauge and a lot of that's coming from the volumes at the gross margin level.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
I'll try to put that into a model but do you think that adds up into margin upside or downside relative to 2018 at the operating line?

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Brian Michael Hall LCI Industries - CFO
It should result in upside, depends on how good your model is.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
Well, we'll find out. And then on the topic of working capital, obviously you had mentioned some commodity issues related to working capital in your investment and inventory early in the year. But just overall, if you look at 2018, working capital efficiency seemed to decline. Just talk about what's driving working capital inefficiencies and then maybe just talk through cash flow as it relates to your CapEx outlook and working capital outlook.

Brian Michael Hall LCI Industries - CFO
Okay. yes, I think that while we were talking earlier, easily the first bullet point is the fact that the volumes we were expecting were well above what actually came to fruition. So as we bring in the inventory ahead of time and then everything started to decline, that certainly went against us. As you get closer to the end of the year, with what the markets were doing, we were certainly doing some hedge buying as things were running up to make sure we were mitigating that as much as we could, and then as things started coming down, with a little bit of uncertainty and our view of the long-term market, we were taking advantage of that. Third, you would have Chinese New Year as well, we typically tend to bring on little more inventory here towards the end of the year. So these volume, it certainly takes a little bit longer to work that number down, but it's something that our teams are focused on here in the first few quarters of 2019 with the expected increase in volumes to hopefully start to work inventories down.
On a receivable basis, days sales, as you see in our reports, that has continued to grow, certainly, no collectability issues, it's really more of a change in the mix of our business with international and into the adjacent emerging markets. A lot of those just come with different terms and what we're accustomed to in the RV business. So as we've reached -- we're approaching 30 days DSO, certainly not something to be too concerned with, in my view, it's -- maybe we were just -- we're typically accustomed to the nice 20-day DSO that the RV business gives us.

Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
And then just on CapEx and other priorities for cash, including the buyback?

Brian Michael Hall LCI Industries - CFO
Yes, we're clearly focused on the pipeline and M&A that Jason mentioned previously. We've got a lot of opportunities there. We do think depending on what our stock does, we certainly vet that on a daily basis to see what opportunities are there from a repurchase perspective. And then we've already mentioned that on the CapEx front, we've certainly pulled the throttle back on that and are anticipating a range of $55 million to $65 million for 2019. And within that number, I'd say, you still have a pretty significant carryover investment in the beam line that we've been talking about for the last 12 months. So as that project comes to completion, we'll have some cash outlay there and the rest is really more the basic replacement of CapEx.

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst
And then finally, Jason. Just on the M&A and consolidation strategy. Clearly, it makes a lot of sense to diversify beyond RVs. Do you feel like you have the right skill set, clearly, within RVs, I mean, you live in Elkhart, you know all the right people, you've really done a wonderful job consolidating that industry. Do you have sort of the same attributes to successfully consolidate outside of RVs or what do you need to do maybe backfill and get that skill set to make sure you make as attractive an acquisition outside of RVs?

Jason D. Lippert LCI Industries - CEO, President & Director
Yes, that's a good question, Craig. I think the big thing there is that with adjacent markets especially, I mean, we've been at that since 2010, so we've been developing a lot of relationships inside those adjacent markets since then, over the course of the last 8 years. So we've steadily developed really good relationships and trust in those industries. Europe's been more recent obviously but we've been going to the show there for 6 years, meeting a lot of people. So the big piece of that is just trust, a lot of the companies we acquired from 2000 to 2010, I didn't know a lot of those guys but when I was running M&A back then, it was about our reputation in the industry, it was about our people, it was about sitting down with these targets and developing a quick level of trust, knowing that we didn't know each other and that doesn't change with adjacent markets, or Europe or the aftermarket, where we're really looking to -- at a pretty big pipeline considering what we had in RV, which we thought was big, but when you add all these other markets and we even got more pipeline available to us and are looking at more targets than we ever have. But to me, it all really boils down to trust and our management team's long in the business, so we've got a good reputation there. I've been at it for 24 years, and when you do -- we've done 60 acquisitions since I've been with the company and our team, and the sellers will not look at us if we don't have a great reputation. So I think the fact that people continue to come to us and look to sell their business to us tells us we've got a pretty good reputation in the market.

Operator
And our next question comes from the line of Daniel Moore from CJS Securities.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Just a follow up on the capital allocation question. In terms of the repurchase authorization, how aggressive do you envision being in deploying? And kind of remind us what -- between that and M&A opportunities, what level of leverage range you'd be comfortable going up to?

Jason D. Lippert LCI Industries - CEO, President & Director
Well, as Brian just talked about, we've got a pretty significant upside on our pipeline for acquisitions. So between adjacent, European acquisitions, and we're to turbocharge Europe now with Thor's recent acquisition of Hymer. It makes more sense for us to get more active quicker there. And then aftermarkets as well. So we've got a pretty substantial pipeline and we'd likely look at those, all those opportunities first and foremost.

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Brian Michael Hall LCI Industries - CFO
Yes, and then, Dan, I'd layer onto that. We've always taken a very disciplined approach to taking advantage of all the investment opportunities we have, and so that coupled with the -- we've always been -- we're very comfortable at a leverage of 1.5x EBITDA, and for the right deals, we can go -- certainly go above that, there's comfort there. So that would be the other part of it that as we look at that opportunities within that pipeline and our -- whether we take advantage or don't take advantage of a share purchase, et cetera.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Helpful. Maybe just a little bit of color on what your expectations are for growth in the aftermarket revenues as you look at 2019 relative to what we've seen in the last year or so?

Jason D. Lippert LCI Industries - CEO, President & Director
Well, in aftermarket, I think, we're around 30% plus there and we expect that to continue to grow, it's counter- cyclical to RV, so I think we saw 30-some percent growth in just the month of January, and we don't think that, that will change much because there is a lot more aftermarkets we're attempting to get into and we still haven't taken all that's available to us on the RV side specifically.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Got it. And then lastly.

Jason D. Lippert LCI Industries - CEO, President & Director
So nice growth.

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Perfect. Jason, tricky question, but what type of -- you mentioned the 40% goal a couple of times in your prepared remarks. You've obviously mentioned previously in terms of overall revenue by 2020, getting that RV OEM revenue down to 40% or so. What type of growth and/or overall RV OEM revenue at that point in time do you envision in order to get there?
Well, if you -- and just to clarify, we're talking about 40% of our business revenue's going to RV by 2022, so over the next 4 years. But we've modeled in probably a flattish-type growth over that 4 years for RV with a chunk of the growth coming from the aftermarket, Europe, and the adjacent markets including marine. So it's not that we don't expect the RV to do better, but we've just modeled in a conservative growth number for RV. Does that answer your question, Dan?

Daniel Joseph Moore CJS Securities, Inc. - Director of Research
It does. Now that's very helpful.

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call

Operator
And our next question comes from the line of Scott Stember from CL King.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
I have a question. You had said that, in January, I guess, that if you don't have that week off related to the brutal temperatures that your sales would've been down like 2%.

Jason D. Lippert LCI Industries - CEO, President & Director
That's right.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Now -- so what -- do you expect to catch up the business that was lost within this quarter? Or does it remain to be seen?

Jason D. Lippert LCI Industries - CEO, President & Director
I think it remains to be seen, but I know a couple of OEMs decided to work Saturday that week when the weather warmed up to kind of catch up a day. You might see a couple of other manufacturers do the same thing, catch up on some Saturdays just to catch up there. And others will just say, "hey, look, we're -- we need those days to continue to work inventories down" but it's kind of a mixed bag, if that helps.

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Okay. And on the non-RV side, looking at the adjacent businesses, we know that obviously very good quarter, and it sounds as if within the at least January, that there were some very nice increases as well. But maybe just talk about marine side. I know there's been some talk about pontoon boats softening a bit. How is that impacting you, if at all?

Jason D. Lippert LCI Industries - CEO, President & Director
I mean, we're seeing a lot of growth out of a lot of the boat manufacturers, and we do pontoon products obviously but we also sell a lot of windshield to a lot of the mid and high-level powerboats. Really, we don't see -- I haven't heard any of that, I was just at a couple of places the other day and volume's up at a couple of the pontoon places here locally that are doing some real volumes. So -- and again we're -- like we did in RV, through the early recessions of the 2000s, even though you might see a blip here or there in the industry, as we get into something, we're going to continue to grow through those blips in the first 10 years, we might be more susceptible to ride the ebbs and the flows as we concentrate our market shares, but our market shares are far from maximized in the marine business right now.

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
Brian Michael Hall LCI Industries - CFO
And, Scott, I think most of what I've seen as maybe mid single-digit expectations in marine depends on the boat segment, but that kind of seems to be the consensus, so...

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
So just to be clear, outside of RV, you really have not seen any material slowdown in your business?
No, as a matter of fact, we made a $130 million acquisition with -- in revenues of Taylor Made in early 2018. Our full year revenues -- their 2017 revenues, I think, were $130 million, but we're up what -- by $170 million in '18. So that business has grown really nicely, and most of that's marine, so...

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Okay. And just lastly, Jason, you touched on a couple of new areas. I know we've heard you talk about mattresses of the college and hospitality, but residential housing market and construction equipment, that seems a little bit newer to us over here. Maybe just frame out those last two, the overall opportunity there, and how far along you are in getting into those businesses?

Jason D. Lippert LCI Industries - CEO, President & Director
Yes. Well, some of the newer markets we're doing some market studies and trying to figure out how big those markets are, but on the mattress side, we know it's hundreds of thousands of mattresses annually, and we're quietly one of the larger or largest manufacturers of mattresses in the country just with all that we do for the RV business and aftermarket. So we really don't have a good gauge of the mattress side of things, and when it comes to some of the construction equipment and things like that any of the new markets, power sports, UTVs and things like that. They're all markets that we're trying to figure out what the size is there and we're trying to look at strategic acquisitions that could put us in good with some of those customers. Residential market is something we're just looking for residential, commercial builders of buildings and entry to mid-level housing to get in on our window products because it's a really standard product, it's high quality, and for entry to mid-level projects, we should be able to get a lot of business through distributes there. And whether it's college mattresses or hospitality, medical, the camps, things like that and mattresses are -- the industrial or power sports or residential building products, these are all markets that we're just deciding that we're going to start making a run at, so there's a lots of upside in all these areas. And we'll give more color on that down the road.

Operator
(Operator Instructions) Our next question comes from the line of Steve O'Hara from Sidoti & Company.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst
Just on the -- I know there was some, obviously, excess inventory around dealer -- at the dealer level last year. It would seem like some of that

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
has been worked down with the wholesale declines and wholesale shipment declines. And can you -- do you have a sense for maybe where that is relative to if retail is flat this year? How much more dealer inventory needs to come out or should come out and how do you think about maybe your wholesale or your sales to the various markets versus kind of the wholesale overall with kind of high -- what I think is still pretty high finished goods inventories at the OEM level?

Jason D. Lippert LCI Industries - CEO, President & Director
I'll give you a couple -- this is Jason, Steve. I'd give you a couple of thoughts, one is, we're going to continue to drive content up, so in some cases our content is going to exceed whatever OEM production goes down because of inventory levels and things like that. But when it comes to the actual inventory levels and what we think things are going to balance out, it's -- there's a few different things going on, interest rates are causing dealers to carry a little bit less, so it just depends on every individual dealer's comfort level with the interest rates, where they are and where they might be going to determine how much less they're going to carry than in the future -- in prior years historically, because when interest rates go up, we definitely know that they're going to carry less inventory. So that's one of the things that's going on, that's kind of a moving target. And the other thing -- the other big piece of that is retail. Retail has got to stay steady. So we got to have that question answered. And we feel it's going to stay steady, we feel the economy is good, we feel that the demographics are good, we feel that the products have never looked better and been better positioned for the people that are out there buying RVs. So there's a few different things. But like I said earlier, the fact that our largest customer went to 5 days in March, that's a pretty big sign that there's a little bit more comfort with dealer inventories or dealers are giving the OEMs a little bit more favorable sentiment that inventories are in a little bit better position, I wouldn't say they're in a great position by any means but they're definitely better than where they were midway through last year.

Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst
Okay. And then maybe just on the -- comment about the largest customer. I guess, I would assume, one of these largest customers is one of the ones that kind of pushed the metal last year. And I'm just -- what's your -- I guess, is there a way to maybe avoid some of the boom and bust of the past where you get the sense that there's maybe more checks and balances in place where OEMs aren't maybe pushing when they should be breaking or that kind of thing?

Jason D. Lippert LCI Industries - CEO, President & Director
Steve, that's a million dollar question. If you can figure that one out, you could probably have a new career. But I don't know, I'd just say that between dealers and OEMs, they have to figure it out, it's really difficult and complex because there's thousands of dealers and they all carry inventories and run their businesses a little bit differently. It's a lot different than probably the auto industry that maybe is a little bit more sophisticated in forecasting and how the OEMs kind of control the inventory out in the -- at the dealer level. But it's not any secret that our businesses isn't as sophisticated as the auto business and it might take more time. But I think every time we go through something like this, we get a little bit smarter about inventory and things like that going forward. Certainly, everybody is going to watch retail numbers more closely than they ever have, as we've gone 9 years without a year-over-year decrease, and now all of a sudden, we've got a decrease. People are going to watch retail closely, and I think that's going to be a good, helpful decision-making bullet point for the OEMs going forward.

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Brian Michael Hall LCI Industries - CFO
I think another thing I'd, Steve, is we're in a little different place today where we've been historically as an industry with the amount of capacity that's there. In the past, you would see such significant backlogs that a lot of orders were placed at one point in time at the open house and then the OEMs run hard to produce all those units and then it stops and then it goes and given where we're at today with the amount of capacity that they have added, it makes for a shorter lead times and a little bit -- it's a little bit easier to then monitor dealers', reception to take on more or less inventory as those lead times shift. So that's -- I think that's a little -- slightly different dynamic we're in today.

Operator
And I'm showing no further questions at this time. I'd like to turn the call back to Jason Lippert for closing remarks.

Jason D. Lippert LCI Industries - CEO, President & Director
We appreciate everybody for being on the call and listening in today. And we look forward to talk to you guys when we issue our first quarter results in a couple of months. Thank you. Bye-bye.

Operator
Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone, have a great day.

Editor
Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence

FEBRUARY 07, 2019 / 4:00PM GMT, Q4 2018 LCI Industries Earnings Call
on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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